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                         [LETTERHEAD OF SIDLEY & AUSTIN]

                                  July 26, 1999

Salomon Brothers Mortgage Securities VII, Inc.
388 Greenwich Street
New York, New York 10013

               Re: Salomon Brothers Mortgage Securities VII, Inc.
                   Commercial Mortgage Pass-Through Certificates, Series 1999-C1

Ladies and Gentlemen:

               We have acted as counsel for Salomon Brothers Mortgage Securities VII, Inc., a Delaware corporation (the "Registrant"), with respect to the Registrant's Commercial Mortgage Pass-Through Certificates, Series 1999-C1 (the "Certificates"). The Certificates will evidence interests in a trust fund as described in the Registrant's registration statement no. 333-72647 on Form S-3 (the "Registration Statement") filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"). The Certificates will be issued under a pooling and servicing agreement among the Registrant, the master servicer named therein, the special servicer named therein and the trustee named therein. The Certificates are to be sold as described in the prospectus and prospectus supplement relating to the Certificates (the "Prospectus" and "Prospectus Supplement", respectively).

               In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion. In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. As to any facts material to the opinions expressed herein which were not known to us, we have relied upon certificates, statements and representations of officers and other representatives of the Registrant and others.

               Based upon the foregoing, we are of the opinion that the description set forth under the caption "Federal Income Tax Consequences" in the Prospectus correctly describes the material aspects of the federal income tax treatment of an investment in the Certificates to investors that are United States Persons (as defined in the Prospectus), as of the date hereof, and, where expressly indicated therein, to investors that are not United States Persons.





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               We know that we are referred to under the heading "Federal Income
Tax Consequences" in the Prospectus and the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement, and we hereby consent to such use of our name in the Prospectus and Prospectus Supplement and to the use of this opinion for filing in connection with the Registration Statement (insofar as it relates to the Certificates). In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement including this opinion as an exhibit or otherwise.

               We express no opinion as to any laws other than the federal laws of the United States of America, and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

                                           Very truly yours,



                                           /s/ Sidley & Austin